Exhibit 10.16

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) dated as of January 31, 2013, by and between WOW1O, Inc., a Texas Corporation, having an address at 6310 San Vicente Avenue, Suite 240, Los Angeles, CA 90048 (“WOWIO” or the “Company”), and Arthur “Chip” Schwerzel, an individual, having an address at (“Consultant”).

RECITALS

A. WHEREAS, Consultant has experience and expertise in providing the services described in Section 1 of this Agreement; and

B. WHEREAS, Company wishes to engage Consultant on a non-exclusive basis to provide certain services in connection with sales and marketing of WOWIO, which services are described in the Agreement (such identified services, together with such other related and/or ancillary services (i) as may be requested by Company from time to time and (ii) which Consultant is capable of performing, are collectively defined as the (“Consulting Services”), and Consultant wishes to provide the Consulting Services to Company;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Consulting Services; Consulting Period.

(a) During the period commencing on the date hereof and ending on the earlier of (i) twelve (12) months from the date hereof and (ii) such date as this Agreement is terminated in accordance with Sections 4 or 5 hereof (the “Consulting Period”), Consultant shall provide the Consulting Services to Company as set forth herein. At the end of the Consulting Period, the Agreement may he extended for an additional twelve (12) months by the mutual written agreement of the parties hereto.

(b) Consulting Services. Consultant will be expected to perform, on behalf of the Company, the following services, including, but not limited to: financial management and strategy, establishing strategic partnerships, sales and marketing, business development services, and ongoing strategic business consulting as requested (“Consulting Services”).

(c) During the Consulting Period. Consultant agrees to render the Consulting Services to Company as and if reasonably requested by Company. Such Consulting Services shall be rendered at such times and locations as shall he mutually convenient to Company and Consultant.

2. Compensation for Consultant’s Services.

(a) As consideration for the Consulting Services (the “Consulting Fee”), the Company will issue to Consultant three million, two hundred thousand (3,200,000) shares. All Compensation due to Consultant under the terms of this Agreement shall be deemed earned upon execution hereof. The Shares shall be issued in the form of a stock certificate.

(b) Regarding the Shares, Consultant acknowledges that the securities have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of (1) an effective registration statement for such securities under said Act or (2) an opinion of company counsel that such registration is not required.

3. Independent Contractor Status.

(a) Consultant agrees and acknowledges that in performing the Consulting Services pursuant to this Agreement, Consultant shall he acting as an independent contractor with respect to Company, and not as an employee, agent, partner, or joint venture of Company. Consultant, in its capacity as consultant, shall be free to accept other assignments and undertake other activities on its own account or for the accounts of third parties, provided such assignments or activities (i) do not violate this or any other agreements between Consultant and Company and (ii) do not compete directly with or do not interfere with the business of Company. Consultant agrees and understands that it shall not he authorized to, nor shall Consultant, enter into any commitments, agreements, or undertakings or assume any responsibilities in the name or on behalf of Company, unless agreed to in writing by the Company.

(b) Consultant shall bear sole responsibility for payment on behalf of itself of any federal, state, or local income or employment tax or withholding, unemployment insurance, workers’ compensation insurance, or liability insurance. Consultant agrees to indemnify and hold Company harmless in respect of all such payments claimed or assessed by any taxing authority, including reasonable attorneys’ fees. Consultant shall not be eligible to participate in employee benefit plans or programs of Company, and Consultant understands and agrees that Consultant is not eligible for, and Consultant hereby waives any claim to, wages, compensation incentives, health coverage or any other benefits provided to employees of Company. Consultant and Company hereby acknowledge and agree that neither the Proposal nor this Agreement constitutes a hiring or employment agreement.

(c) If at any time Consultant’s status as an independent contractor is challenged, Consultant agrees to give Company immediate notice thereof and to cooperate fully with Company in defending such challenge if so requested.

4. Compliance with Laws and Policies. While providing the Consulting Services to Company, Consultant shall comply with all applicable laws, rules, and regulations. If, during the Consulting Period, Consultant violates any applicable laws, rules, or regulations, as determined by Company in its sole discretion, Company will take appropriate action, which may include the immediate termination of this Agreement.

5. Termination. The Company may terminate this Agreement, without cause, upon written notice to that effect delivered to and received by Consultant at least twenty four hours prior to the date of such termination set forth in such notice, provided, however, except as expressly approved by Company in writing, Consultant shall have no right or authority to provide or perform any additional Consulting Services from and after either party delivers a termination notice to the other party. In the event of termination by either party, Consultant shall be paid any unpaid Consulting Fees due to it up to the time of termination.

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6. Confidentiality.

(a) During the Consulting Period, in exchange for Consultant’s promise to use such information solely for Company’s benefit, Company may provide Consultant with Confidential Information (as defined herein) concerning, among other things, its business, operations, donors, partners and grantees. “Confidential Information” refers to information not generally known by others in the form in which it is used by Company, including secret, confidential, or proprietary information or trade secrets of Company and its subsidiaries and affiliates, conveyed orally or reduced to a tangible form in any medium, including information concerning the donor database, operations, future plans and strategies of Company and its subsidiaries and affiliates, as well as information about Company’s donors, partners and grantees and their respective contact information, and other information about how to best serve their needs and preferences; provided, however, “Confidential Information” shall not include information that (i) Consultant knew prior to its engagement by Company, (ii) subsequently came into Consultant’s possession other than through its work for Company and not as a result of a breach of any duty owed to Company or (iii) is generally known within the relevant industry.

(b) Promise Not to Disclose. Consultant promises never to use or disclose any Confidential Information before it has become generally known through no fault of Consultant or its agents or employees. Consultant agrees that this covenant shall survive the termination of this Agreement.

(c) Return of Information. When the Consulting Period expires, Consultant shall promptly deliver to Company all documents, data, manuals, letters, notes, reports, electronic mail, recordings, or other property of or pertaining to Company or any affiliate of Company.

(d) Enforcement of This Section. This Section 6 shall survive the termination of this Agreement for any reason. Consultant acknowledges that (i) its services are of a special, unique, and extraordinary character and it would be very difficult or impossible to replace them, (ii) this Section’s terms are reasonable and necessary to protect Company’s legitimate interests, (iii) this Section’s restrictions shall apply wherever permitted by law and (iv) Consultant’s violation of any of this Section’s terms would irreparably harm Company. Accordingly, Consultant agrees that, if it violates any of the provisions of this Section, Company shall be entitled to, in addition to all other remedies available to it, an injunction to be issued by any court of competent jurisdiction restraining Consultant from committing or continuing any such violation, without the need to prove the inadequacy of money damages or post any bond or for any other undertaking. In addition, Consultant agrees to reimburse to Company all costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Company in enforcing the terms and conditions hereof.

7. Personal Services. Company has entered into this Agreement with Consultant with the understanding that Consultant shall not assign or transfer any of its duties or obligations hereunder or under the Agreement, and any attempt to do so shall be null and void and shall constitute a breach by Consultant of its obligations hereunder and under the Agreement. Notwithstanding the foregoing, Consultant may subcontract out certain components of the Consulting Services with Company’s prior written approval, which shall not be unreasonably withheld.

8. Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California (without regard to its principles of conflicts of laws). Except as specifically set forth in Section 6 of this Agreement, any action brought to enforce this Agreement or claiming breach thereof shall be brought exclusively in a court within the State of California, County of Los Angeles.

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9. Notices. Unless otherwise expressly provided herein, any notice required or permitted under the Agreement shall be given in writing and shall be deemed effectively given upon (a) personal delivery to the party to be notified, (b) delivery by courier or overnight express mail delivery service to the party to be notified, (c) by facsimile transmission (with a copy thereof delivered in accordance with the methods specified in clauses (a) or (b)) or (d) deposit with the United States Post Office, by registered or certified mail, postage prepaid, and addressed to the party to the notified at the address indicated for such party on the signature page hereto or at such other address as such party may designate by advance written notice to the other party.

10. Amendments; Waiver, No provisions of the Agreement may be modified, waived, or discharged except by a written document signed by Consultant and Company. A waiver of any conditions or provisions of the Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time. Notwithstanding the foregoing, Consultant and Company hereby acknowledge and agree that the Agreement may be modified, amended or supplemented from time to time by mutual agreement of Company and Consultant. In such event, Company and Consultant hereby agree that any such amendment, modification or supplement (each, an “Amendment”) shall be subject to, and amended, modified and supplemented by, the terms and conditions of this Agreement.

11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

13. Complete Agreement. All oral or written agreements or representations express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement.

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IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

COMPANY:

WOW1O, Inc.

By:	/s/ Brian Altounian
Name:	Brian Altounian
Title:	Chief Executive Officer

CONSULTANT

/s/ Arthur “Chip” Schwerzl
Arthur “Chip” Schwerzl

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